Exhibit 10.2
DYNEX CAPITAL, INC.
DIRECTOR STOCK OPTION AGREEMENT

THIS AGREEMENT, dated as of the 17th day of June, 2005 between DYNEX CAPITAL, INC. (the “Corporation”), and _____________ (the “Recipient”).

WHEREAS, pursuant to the DYNEX CAPITAL, INC. 2004 Stock Incentive Plan (the “Plan”), and pursuant to that certain Action-in-Writing dated April 13, 2005, the Board wishes to enable the Recipient to participate in its future success and to associate their interests with those of the Corporation and its shareholders through the grant of an option to purchase Common Stock of the Corporation under the terms outlined below; and

WHEREAS, the Recipient desires to accept said award in accordance with the terms and provisions of the Plan and this Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Corporation and the Recipient agree as follows:

1.	Grant of Option.

Subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, the Corporation granted to the Recipient on June 17, 2005 (“Date of Grant”) the right and option to purchase from the Company all or any part of an aggregate of 5,000 shares of Common Stock at the option price of $8.46 per share which is 110% of Fair Market Value of Common Stock on the Date of Grant. This option is not intended to be an “Incentive Stock Option” under section 422 of the Code. Such option will be exercisable as hereafter provided. Capitalized terms not otherwise defined herein have the meanings given to them in the Plan.

2.	Exercise of Option.

This option shall be exercisable with respect to all of the shares subject to the option on the Date of Grant. Once this option has become exercisable in accordance with the previous sentence it shall continue to be exercisable until the termination of Recipient’s rights hereunder pursuant to paragraph 6. A partial exercise of this option shall not affect Recipient’s right to exercise this option with respect to the remaining shares, subject to the conditions of the Plan and this Agreement.

3.	Method of Exercising and Payment for Shares.

This option shall be exercised by delivery of a written Notice of Exercise stating the number of shares the Recipient desires to exercise. The form of Notice of Exercise is attached to this Agreement as Exhibit A. The exercise date shall be the later of the date specified in the Notice of Exercise or the date such notice is received by the Corporation. Notices should be delivered to Dynex Capital, Inc., at its Corporate headquarters, Attention: Chief Financial

Officer. Such notice shall be accompanied by the payment of the option price in full, in cash or cash equivalent.

4.	Termination.

This option shall terminate upon the earliest of the following events:

(a) June 17, 2010.

(b) The expiration of twelve (12) months after the date the Recipient ceases to be a member of the Board, provided, however, that if the Recipient continues to provide consulting or other material services to the Corporation, the expiration date will be twelve (12) months from the time that the Recipient no longer provides consulting or other material services to the Corporation.

(c) The expiration of twelve (12) months after the date of death of the Recipient if death occurs while the Recipient is a member of the Board. During this period, the Recipient’s estate, personal representative or beneficiary shall have the right to exercise the option to the extent it is exercisable on the date of Recipient’s death.

(d) The expiration of twelve (12) months after the date the Recipient is terminated from service on the Board due to disability. During this period, the Recipient shall have the right to exercise the option to the extent it is exercisable on the date of termination due to disability.

(e) The expiration of twelve (12) months after the date of the Recipient’s Retirement. During this period, the Recipient shall have the right to exercise the option to the extent it is exercisable on the date of Retirement. For purposes of this Agreement, Retirement means termination from the Board in accordance with the Corporation’s Corporate Governance Guidelines.

The Board shall have absolute discretion to determine whether any termination of Recipient from the Board or authorized leave of absence or absence due to military or government service is to be considered as Retirement for purposes of this Agreement and whether an authorized leave of absence or absence due to military or government service shall constitute a termination of service from the Board for the purposes of this Agreement. Any determination made by the Board with respect to any matter referred to in this paragraph 6 shall be final and conclusive.

5.	Nontransferability.

This option is nontransferable except by will or the laws of descent and distribution. This option is exercisable during the Recipient’s lifetime only by the Recipient.

6.	Rights as a Shareholder.

The Recipient shall have no rights as a shareholder with respect to any Common Stock covered by the option prior to the exercise of the option and the issuance of shares of Common Stock.

7.	Recapitalization.

If the Corporation shall effect a subdivision or consolidation of shares of Common Stock, or other capital readjustment, or the payment of a stock dividend, or other increase or decrease in the number of shares of Common Stock outstanding, without receiving compensation therefore, then (a) in the event of any increase in the number of shares of Common Stock outstanding, the number of shares of Common Stock then remaining hereunder shall be proportionately increased (except that any fractional share resulting from any such adjustment shall be excluded from the operation of this Agreement), and the exercise price per share shall be proportionately reduced) but not below the par value of such share), and (b) in the event of a reduction in the number of shares of Common Stock outstanding, the number of shares of Common Stock then remaining hereunder shall be proportionately reduced (except that any fractional share resulting from any such adjustments shall be excluded from the operation of this Agreement), and the exercise price per share shall be proportionately increased.

8.	No Rights to Continued Service.

Nothing in this Agreement or in the Plan shall confer any right to continued service on the Board nor restrict the termination of service of the Recipient at any time.

9.	Recipient’s Agreement.

Notwithstanding any other provision of this Agreement, Recipient agrees that Recipient will not exercise this option and the Corporation shall not be obligated to issue any Common Stock hereunder, if counsel to the Corporation determines such exercise or issuance would violate any law or regulation of any governmental authority or agreement between the Corporation and any securities exchange upon which the Common Stock is listed.

10.	Resolution of Disputes.

Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Agreement shall be determined by the Board in its absolute discretion, and any determination by the Board under or pursuant to this Agreement and any interpretation by the Board of the terms of this Agreement shall be final, binding and conclusive on all persons affected thereby.

11.	Amendments.

The Committee shall have the right, in its absolute discretion, to alter or amend this Agreement in any manner, and any alteration or amendment of the Agreement by the Committee shall, upon adoption thereof by the Committee, become and be binding and conclusive on all persons affected thereby without written notice to the Recipient of any alteration or amendment of this Agreement by the Committee as promptly as practical after the adoption thereof. Notwithstanding the foregoing provisions of this paragraph 10, no alteration or amendment of this Agreement shall be made that would adversely affect the rights of the Recipient without the Recipient’s consent.

12.	Construction.

This Agreement has been entered into in accordance with the terms of the Plan, and wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

13.	Governing Law.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer, and the Recipient has hereunto set his hand and seal, all on the day and year first above written.

If this Agreement is not signed and returned by the Recipient to the Chief Financial Officer of the Corporation (or other designated person) on or before ________, this Agreement shall become null and void.

DYNEX CAPITAL, INC.

By:
 Stephen J. Benedetti
Executive Vice President

THE RECIPIENT

Date:

DYNEX CAPITAL, INC.
2004 Stock Incentive Plan

STOCK OPTION
NOTICE OF EXERCISE

Chief Financial Officer
Dynex Capital, Inc.
4551 Cox Road
Suite 300
Glen Allen, Virginia 23060
Phone: (804) 217-5800
Telecopy: (804) 217-5860

I hereby exercise ________ options pursuant to the Option Agreement dated _____, ____, at an exercise price of $____ per share. Enclosed is a check for the exercise price of $______.

Dated:
Recipient’s Signature

Recipient’s Name